QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Zep Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Letter to Shareholders

While I am excited about our future, I'm writing to you with mixed reviews of the past year. I feel a great deal of personal responsibility for the magnitude of the disruption we experienced as a result of several initiatives. I asked our teams to take on more than normally possible in a single year and in doing so, I created a great deal of difficulty in executing perfectly. Early in the year, I asked our teams to implement a new ERP system and to complete the acquisition and integration of the Ecolab vehicle care business. Then later, I asked our teams to implement restructuring and complexity-reduction initiatives to drive cost reduction. The combined effect of these actions significantly impacted our fiscal 2013 financial performance and more specifically our earnings per share during the second half of the year.

These investments were both important and necessary and I believe we now have the tools and time to focus on achieving our strategic and financial objectives over the next three to five years. I want to thank our associates, who worked tirelessly to position the businesses for the future in the face of these distractions, and thank our customers, who continue to motivate us to perform every day.

Information Technology Investments:

While I am pleased with our current ERP functionality and results, I am embarrassed and disappointed with the magnitude of the disruption that the business suffered as we went live on our new system. Shortly after transitioning to the new system we discovered a number of opportunities for improvement but most importantly, we discovered that we lacked the necessary reporting to satisfy our customers' requirements. While the cost, in terms of both time and money, was significant, most of the issues have been resolved and our capabilities are far better than before. I'm proud of the team that worked tirelessly to complete this project and bring it to a successful conclusion.

Vehicle Care:

We continue to be pleased with our acquisition and integration of Ecolab's vehicle care business. While the integration was a significant distraction, I'm pleased to report that our team performed well. They transitioned and trained a select group of vehicle care specialists from our legacy business, made significant progress on eliminating duplicate products and prepared to move their business onto our new ERP system—all while delivering the sales and earnings accretion expected during fiscal 2013. We look forward to completing the final stages of integration during the first several months of fiscal 2014.

Cost Initiatives:

Late in the year, teams from across the businesses invested in a restructuring initiative to eliminate unnecessary positions and also began a series of complexity-reduction initiatives, which we expect will contribute to significant longer-term cost control. We expect these initiatives will result in more efficient use of our time, help drive innovation and contribute to subsequent revenue growth. A lot of people had to make very difficult choices; nonetheless, they rose to the occasion and have positioned us very well for the future.

Results:

There were several examples of the great teamwork from our associates in fiscal 2013. We continued to execute on our long-term strategy generating record free cash flow of $38 million and increasing our sales to the Transportation and Industrial markets to more than 60% of our business. We grew overall sales by 5.5% and continued to grow sales of Janitorial and Sanitation product to retailers who specialize in this important market. We grew adjusted EBITDA by 6.5% and reduced net debt by over $41 million following the acquisition of the Ecolab vehicle care business. Subsequent to the end of the fiscal year, we increased our quarterly dividend by 25% to provide a well-deserved return for our shareholders who have been supportive and patient while we repositioned the business for the future.

Business Environment:

While demand for our products was partially impacted by a lackluster economy as well as the primary and secondary effects of the government "sequestration and shut down," we believe the $75 billion worldwide market for our products will continue to grow at modest rates and we will be able to continue to grow our market share in the future.

We are optimistic about the future of our business because the industry is unconsolidated, we are one of the leaders in the markets we serve and our markets are benefitting from favorable trends. The Transportation market, and in particular, our Zep Vehicle Care and Zep Automotive organizations, benefit from new vehicle production. This market is at recent highs—with a projection of over 15 million vehicles being produced in 2013 in the U.S. alone. Average vehicle age, which is now over 11 years, also contributes to an increase in the need for our maintenance and cleaning products. Perhaps one of the most significant benefits of our business is that the majority of our products are consumable in nature and, thus, purchased on a repeated basis.

Mission:

Our mission is simple. We will provide products and services, which enhance the lives of people by helping them with maintenance, productivity, and personal care. We will earn the right to grow with our customers and in so doing, profitably grow the business and value for shareholders.

We believe that to do so requires that we create a superior customer experience. We must provide superior quality, superior delivery, timely and accurate information and innovation. Our teams provide high efficacy products with superb quality. Our service delivery is outstanding, with a greater than 99% annual fill-rate, shipping product to our retail customer's on-time, complete and without errors. Additionally, our teams were honored to receive service awards from Toyota and Subaru. We have invested significantly in the systems necessary to provide timely and accurate information to customers. Finally, in fiscal 2013 we began investing once again in our new innovation pipeline, which will result in several new product releases next year.

Select Accomplishments:

This investment in the business and focus on our customers also contributed to several new beginnings in fiscal 2013. We opened for business in China and Romania and, while it is too early to predict results, we are encouraged by the early test results of our products and the feedback from customers in those countries. We continued the diversification of our retail channel that is focused on the professional users who shop the retail environment and the consumer who wants to use what the pros use. We made progress in growing in two of our focused markets: Energy and Food Processing. Additionally, we launched new products for stone care, vehicle maintenance, plumbing, and food processing, among others. I am proud of what our teams were able to accomplish as they focus on creating a superior customer experience.

Spend Discipline & Productivity:

We know that this is only the beginning. In our business, when we create a superior experience for the customer, we must then continually improve our spending productivity. That is, we must obtain the benefits of financial leverage as we grow and we must accelerate this when possible by reducing costs in selected areas. This is how we maintain our competitive position and generate profits for shareholders. After the successful integration of Zep Vehicle Care and the go-live of SAP, our teams consolidated operations to reduce our non-sales headcount by 6%, saving a projected $9 million in the next year. We also increased revenue per associate for the fifth consecutive year to $284,000 and I believe with the recent work of the team, it will improve again next year.

 Final Thoughts:

Let me end by focusing attention on our organization. Last year we continued to consolidate our European businesses under the leadership of Alessandro Brighenti and we recently combined our North American commercial entities in such a way as to more efficiently serve customers in a channel agnostic fashion. We are fortunate to have two outstanding leaders in Steve Nichols and Joe Seladi to run these operations. They are supported by Jeff Fleck, a seasoned veteran running the enterprise-wide Supply Chain that includes sourcing, manufacturing, logistics, and R&D. That team reduced inventory in the second half of the year by nearly $12MM and maintained record service levels.

I'm sure you can see why I am excited about the future. We are part of a large and growing market. The industry is not yet consolidated. Our products are consumables, the sales of which generate consistent cash flow. Our new leadership team is comprised of seasoned veterans capable of driving results now and into the future. And, we have the best people serving the best customers I can imagine. I look forward to reporting the Fiscal 2014 year results and our team's accomplishments. In the meantime, I hope you have a happy, healthy, and prosperous new year.

Sincerely,

/s/ John K. Morgan John K. Morgan Chairman, President and Chief Executive Officer

M64034-P44379 You are receiving this communication because you hold shares in Zep Inc. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Zep Inc. Stockholder Meeting to Be Held on January 7, 2014. ZEP INC. 1310 SEABOARD INDUSTRIAL BLVD., NW ATLANTA, GA 30318 Meeting Information Meeting Type: Annual Meeting For holders as of: November 13, 2013 Date: January 7, 2014 Time: 1:00 PM ET Location: Zep Inc. - R&D Auditorium 1420 Seaboard Industrial Blvd., NW Atlanta, GA 30318 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have available the information that is printed in the box marked by the arrow (located on the following page) and follow the website instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials as instructed above. The information you receive will include a proxy card. Vote In Person: You may vote these shares in person by attending the meeting. At the meeting, you will need to request a ballot to vote these shares. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before December 24, 2013 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. The Company's combined 2014 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended August 31, 2013. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX M64035-P44379

Voting Items M64036-P44379 2. Advisory vote to approve executive compensation. 3. Approve an amendment to the Zep Inc. 2010 Omnibus Incentive Plan. 4. Ratify the appointment of the independent registered public accounting firm. 01) John K. Morgan 02) Joseph Squicciarino 03) Timothy T. Tevens 1. ElECTION OF DIRECTORS Nominees: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

M64037-P44379

QuickLinks

  Letter to Shareholders
  Information Technology Investments
  Vehicle Care
  Cost Initiatives
  Results
  Business Environment
  Mission
  Select Accomplishments
  Spend Discipline & Productivity
  Final Thoughts